Exhibit 10.7

CHANGE IN CONTROL AGREEMENT

BETWEEN

Vicki Lee Avril

AND

IPSCO INC.

MADE AS OF THIS 18th DAY OF NOVEMBER 2005

CHANGE IN CONTROL AGREEMENT

THIS IS AN AGREEMENT made as of this 18TH day of November 2005,

B E T W E E N:

Vicki Lee Avril

(hereinafter referred to as the “Key Executive”),

OF THE FIRST PART,

- and -

IPSCO INC.

a corporation incorporated under the laws of Canada

(hereinafter referred to as the “Employer”),

OF THE SECOND PART.

WHEREAS, the Key Executive is employed by the Employer or a subsidiary of the Employer (referred to as the “Employer” herein) in a senior executive capacity; and

WHEREAS, the Employer considers that the service of the Key Executive to the Employer entitles the Key Executive to receive the benefits set forth in this Agreement in the event of the Involuntary Termination of the Key Executive’s employment within the Qualifying Term before or after a Change in Control; and

WHEREAS, the Employer recognizes that the uncertainty and insecurity that may arise as a result of the occurrence of a Change in Control could lead to the departure of the Key

Executive to the detriment of the Employer and its shareholders; and

WHEREAS, a Change in Control of the Employer, while not currently in contemplation, is a possibility; and

WHEREAS, the Employer considers it in the best interests of the Employer and its shareholders that the Key Executive have a strong incentive to remain in the employ of the Employer so as to maximize the value of the Employer; and

WHEREAS, the Employer considers that in order to assist in the continued dedication of the Key Executive to the Employer, it is important to establish contractual arrangements that provide incentives to the Key Executive to continue in the employ of the Employer notwithstanding the possibility or occurrence of a Change in Control and provide financial security to the Key Executive in the event of the Involuntary Termination of the Key Executive’s employment within the Qualifying Term before or after a Change in Control; and

WHEREAS, the Employer and the Key Executive acknowledge that the compensation and benefits payable to the Key Executive hereunder and the consideration and covenants that flow from the Key Executive to the Employer are fair and reasonable having regard to all of the circumstances of the Key Executive’s employment with the Employer; and

WHEREAS, the Employer’s Board of Director’s has determined that it is in the best interests of the Employer that, in exchange for the assurances and undertakings provided below, it obtain from the Key Executive certain covenants which are of significant benefit to the Employer;

NOW THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, and for other good and valuable consideration, the Employer and the Key Executive agree as follows:

ARTICLE ONE - DEFINITIONS

1.01                        Definitions

In this Agreement, the following terms shall have the meanings set out below unless the context requires otherwise:

“Annual Base Salary” means the dollar value or any cash or non-cash base salary established by the Management Resources and Compensation Committee of the Employer to be the salary of the Key Executive, for the financial year covered, for the purposes of calculation of any bonuses or other benefits, including insurance benefits, 401(k) savings plan, non-qualified compensation deferrals, or pension entitlements that relate to or are calculated with reference to the salary or other remuneration of the Key Executive.

“Cause” means:

(i)                                     the willful failure of the Key Executive to carry out the Key Executive’s reasonable and lawful duties, responsibilities or tasks after the Employer’s Board of Directors has given the Key Executive written notice of the willful failure to do so, and the opportunity to correct the same within a reasonable time from the date of receipt of such written notice;

(ii)                                  Willful gross misconduct, gross negligence, the commission of a criminal act, theft, fraud or dishonesty by the Key Executive involving the property or affairs of the Employer or the carrying out of the Key Executive’s duties, responsibilities and tasks; or

(iii)                             Willful engagement in conduct that is demonstrably and materially injurious to the Employer, monetarily or otherwise.

For purposes of this Agreement, the Key Executive’s employment shall be deemed to have terminated for Cause if, after the Key Executive’s employment has been terminated, facts and circumstances are discovered that would have justified a termination for Cause.

“Change in Control” means the occurrence at any date following execution of this Agreement of any of the following events:

(i)                                     any change, either through the issue, transfer, acquisition, conversion, exchange or otherwise of shares, or through amalgamation, arrangement, merger or otherwise (the “Transaction”), as a result of which the Employer ceases to exist as a separate legal entity and the beneficial shareholders of the Employer immediately before such change (not including any other party to the Transaction or any such beneficial shareholder who was also a shareholder in such other party before the Transaction) hold less than 50% of the shares or other securities of the entity resulting from the change entitled to vote generally in the election of the directors of the entity;

(ii)                                  any change, either direct or indirect, in the beneficial ownership of Common Shares as a result of which a Person or a group of Persons acting jointly or in concert at arm’s length to the Employer, either individually or together with its or their associates and affiliates, beneficially owns more than 20% of all of the Common Shares.  For purposes of this clause (ii), the terms “associate”, “affiliate” and “beneficial ownership” shall have the same respective meanings as in the Securities Act (Ontario) as may be amended from time to time;

(iii)                               the consummation of any transaction, whether by way of reorganization, consolidation, arrangement, liquidation, transfer, exchange, sale or otherwise, whereby a Person or a group of Persons acting jointly or in concert at arm’s length to the Employer, either individually or together with its or their affiliates, acquires legal or beneficial ownership of all or substantially all of the assets of the Employer, other than in a transaction that would result in:

(A)                              the holders of Common Shares immediately prior to the completion of such transaction (not including any such Person or any owner of such Person) continuing to own more than 50% of the voting shares of the surviving entity outstanding immediately following the completion of such transaction, and

(B)                                a majority of the members of the board of directors of the surviving entity having been members of the board of directors of the Employer immediately prior to the completion of such transaction; or

(iv)                              the replacement by way of election at any one time, or the appointment at any one or a series of related times, of more than one-half of the members of the Board, if the election or appointment of such replacement directors has not been approved by a majority of the members of the Board in office immediately before such replacement.

If the Key Executive is employed by IPSCO Enterprises Inc., or a successor subsidiary of the Employee in the United States, “Employer” for purposes of this definition of “Change in Control” shall mean either IPSCO Inc. or such United States Subsidiary.  In no event will a Change in Control be deemed to have occurred, with respect to the Key Executive, if an employee benefit plan maintained by the Employer or the Key Executive is part of a purchasing group that consummates the Change in Control transaction.  The employee benefit plan or the Key Executive will be deemed “part of a purchasing group” for purposes of the preceding sentence if the plan or the Key Executive is an equity participant in the purchasing company or group (except:  (i) passive ownership of less than two percent (2%) of the stock of the purchasing company; or (ii) ownership of equity participation in the purchasing company or group that is otherwise not significant, as determined prior to the Change in Control by a majority of the non-employee continuing directors).

“Common Shares” means the common shares or any other securities of the Employer entitled to vote generally in the election of members of the Board as at any particular time.

“Communication” has the meaning given to it in Section 5.08.

“Involuntary Termination” means:

(i)                                     any termination by the Employer of the Key Executive’s employment following any Change in Control that is not due to Cause, which shall include a termination of the Key Executive’s Employment due to:

(A)                              the death of the Key Executive; or

(B)                                a condition of total and continuing disability which renders the Key Executive incapable of performing his essential job duties and functions for a period of six (6) months; or

(ii)                                  any termination by the Employer of the Key Executive’s employment, which is not due to Cause, that occurs prior to the Change in Control at the request or direction of a potential acquirer that ultimately participates in the Change in Control; or

(iii)                               the resignation of the Key Executive from his employment with the Employer within 60 days of the occurrence of any of the following events:

(A)                              any requirement by the Employer following any Change in Control that the Key Executive’s position be based and principal office located outside a 40-mile radius from the Key Executive’s principal office immediately prior to the Change in Control;

(B)                                any material reduction in the Key Executive’s position, reporting relationship, overall responsibilities or authority from that in effect immediately prior to any Change in Control, or immediately prior to any reduction thereto made in contemplation of the Change in Control;

(C)                                any material reduction in the Key Executive’s overall cash compensation (Annual Base Salary plus target bonus opportunity) paid to him by the Employer as in effect immediately prior to any Change in Control or as such overall remuneration may have been subsequently increased from time to time; or

(D)                               any termination or material reduction in the aggregate value of the Key Executive’s benefit programs, including, but not limited to, any pension plan, stock award plan, investment plan, savings plan, incentive compensation plan or life insurance, medical plans or disability plans provided by the Employer to the Key Executive and in which the Key Executive is participating or under which the Key Executive is covered, all as in effect immediately prior to any Change in Control or as such benefit programs may have been subsequently increased from time to time, that has not been replaced by benefit programs of any other Person which provide the Key Executive with substantially equivalent benefits and value under substantially equivalent terms and conditions as were provided by the benefit programs in effect immediately prior to the Change in Control.

“Person” shall include individuals, partnerships, associations, trusts, unincorporated organizations and corporations.

“Qualifying Term” means the twenty-four (24) months following, or the six (6) months preceding, a Change in Control.

“Stock Awards” means all options to purchase Common Shares of the Employer granted to the Key Executive under the IPSCO Inc. Incentive Share Option Plan or any successor or replacement of such plan, which have not been exercised by the Key Executive as of any particular date, whether vested or unvested, and any awards of equity interests of the Employer issued under an equity incentive plan of the Employer.

“Termination Factor” means the multiple that will be used to calculate the termination benefits set forth in Section 3.02, which for the Key Executive shall equal 2.5.

“Willful” means any act done or omitted to be done by the Key Executive intentionally and without reasonable belief that such act or omission was in the best interests of the Employer.  An act shall not be Willful if taken pursuant to advice of counsel engaged to represent the Employer.

ARTICLE TWO — KEY EXECUTIVE’S COVENANTS

2.01                        Non-Disclosure

In consideration for the termination benefits described in Section 3.02 (a) through (i) hereof, the Key Executive shall not (either during the continuance of his employment or at any time thereafter) disclose any proprietary and confidential information of the Employer, including, without limitation, the Employer’s financial data, business plans and trade secrets, to any person other than for the Employer’s purposes and shall not (either during the continuance of the employment or at any time thereafter) use for his own purposes or for any purposes other than those of the Employer any such information or secrets he may acquire in relation to the business of the Employer.

2.02                        Key Executive to Remain Employed

In consideration for the termination benefits described in Section 3.02 (a) through (i) hereof, if a Person effects a Change in Control, the Key Executive shall not voluntarily leave his employment with the Employer, other than by way of retirement pursuant to the normal retirement plans of the Employer, and shall continue to perform his duties related to his employment until such Person has abandoned or terminated his or its efforts to effect a Change in Control or until after a Change in Control has occurred.  Should the Key Executive voluntarily leave his employment with the Employer contrary to this Section, the Key Executive shall, immediately upon the cessation of his employment with the Employer, cease to be entitled to any of the benefits provided for under this Agreement, but the Employer shall have no other recourse against or claim against the Key Executive in respect of his voluntary leaving his employment contrary to this Section 2.02.

2.03        Return of Property; Assignment of Inventions

In consideration for the termination benefits described in Section 3.02 (a) through (i) hereof, immediately following the Involuntary Termination of the Key Executive’s employment, the Key Executive shall at once:

(a)                                  deliver or cause to be delivered to the Employer all books or other documents stored in paper or electronic form, effects, money, securities or other property belonging to the Employer or for which the Employer is liable to others, which are in the possession, charge, control or custody of the Key Executive; and

(b)                                 assign and transfer to the Employer, without any separate remuneration or compensation other than the compensation already paid to the Key Executive, the Key Executive’s entire right, title and interest in and to, together with all United States and foreign patent rights and any other legal protection in and with respect to, any and all Inventions (i) conceived or made by the Key Executive while in the employ of the Employer and engaged in the Employer’s affairs; (ii) developed using equipment, supplies, facilities or trade secrets of the Employer; or (iii) relating to the Employer’s business or current or anticipated research and development.  For purposes of this Agreement, “Invention” shall include, but not be limited to any discovery, machine, mechanism, device, apparatus, equipment, idea, process, method, design, development, improvement, concept, application, technique, formulation, composition of matter, product, technology, programming, code or any combination of these whether patentable or not, and whether reduced to practice or not, which relates to the business of the Employer.

2.04                        Non-Competition; Non-Solicitation

In consideration for the termination benefits described in Section 3.02 (a) through (i) hereof, for the period which is the lesser the termination factor for the Executive multiplied by twelve (12) or twenty-four (24) months immediately after the Involuntary Termination of the Key Executive’s employment with the Employer, in any state in the United States and any country in the world outside of the United States in which Company conducts business on the date of termination, the Key Executive shall not:

(a)                                  invest in (other than in a publicly traded company with a maximum investment of no more than 1% of outstanding shares), counsel, advise, consult or be otherwise engaged or employed by any entity engaged in the manufacturing and sale of hot rolled coiled steel and steel plate products and steel tubular goods.

(b)                                 either directly or indirectly, either for the Key Executive or for any other person, firm, company or corporation, call upon, solicit, divert, or take away, or attempt to solicit, divert or take away any of the customers, prospective customers, business, vendors or suppliers of the Employer that the Key Executive had dealings with, or responsibility for, or the Key Executive had access to confidential information of, such customers, vendors or suppliers;

(c)                                  without the prior written consent of the Employer, (i) directly or indirectly, solicit or recruit (whether as an employee, officer, director, agent, consultant or independent contractor) any person who was or is at any time during the previous six (6) months an employee, representative, officer or director of the Employer or (ii) take any action to encourage or induce any employee, representative, officer or director of the Employer to cease their relationship with the Employer for any reason.

2.05                        Enforcement

If any of the provisions or subparts of this Article Two shall be held to be invalid or unenforceable by a court of competent jurisdiction, the remaining provisions or subparts thereof shall continue to be valid and enforceable according to their terms.  Further, if any restriction contained in the provisions or subparts of this Article Two is held to be overbroad or unreasonable as written, the parties agree that the applicable provision should be considered to be amended to reflect the maximum period, scope or geographical area deemed reasonable and enforceable by the court and enforced as amended.

2.06                        Remedy for Breach

Because the Key Executive’s services are unique and because the Key Executive has access to confidential information and trade secrets of the Employer, the parties agree that any breach or threatened breach of this Article Two will cause irreparable harm to the Employer and that money damages alone would be an inadequate remedy.  The parties therefore agree that, in the event of any breach or threatened breach of this Article

Two, and in addition to all other rights and remedies available to it, the Employer may apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief, without a bond, in order to enforce or prevent any violations of the provisions of this Article Two.  The Key Executive acknowledges and agrees that nothing contained herein shall be construed to be an excessive remedy to prohibit the Employer from pursuing any other remedies available to it for such actual or threatened breach, including but not limited to the recovery of money damages, proximately caused by Key Executive’s breach of this Article Two.

2.07                        Survival

The provisions of this Article Two shall survive and continue in full force in accordance with their terms notwithstanding any termination of this Agreement.

ARTICLE THREE - TERMINATION OF EMPLOYMENT

3.01                        Conditions Precedent to the Provision of Termination Benefits

The termination benefits set forth in Section 3.02 (a) through (i) shall become due and payable if and only if:

(a)                                  there has been a Change in Control; and

(b)                                 an Involuntary Termination of the employment of the Key Executive with the Employer has occurred within the Qualifying Term.

3.02                        Termination Benefits

Upon the Involuntary Termination of the employment of the Key Executive with the Employer, the Employer shall pay to the Key Executive the amount of any unpaid salary earned by the Key Executive up to and including the date of such Involuntary Termination, and any unpaid vacation pay earned by him up to and including the date of such Involuntary Termination.  In addition, if both of the events set forth in Section 3.01 have occurred, the Employer shall, within 30 days of the date of the later of such events to occur:

(a)                                  pay to the Key Executive an amount equal to his or her Annual Base Salary (including any portion of such salary that is being deferred in accordance with any salary or compensation deferral arrangement or agreement then in effect between the Key Executive and the Employer) in effect immediately before the Involuntary Termination, but disregarding any reduction in the same made in contemplation of the Change in Control, multiplied by the Termination Factor, which payment shall be deemed to include any claim which the Key Executive may have during such period to sick pay or short-term disability benefits and any statutory severance pay which may be owed;

(b)                                 pay to the Key Executive an amount equal to the Key Executive’s target bonus amount for the fiscal year in which such Involuntary Termination occurs (or, if greater, for the fiscal year in which the Change in Control occurs) pursuant to any annual bonus plan maintained by the Employer, multiplied by the Termination Factor;

(c)                                  continue to make the Employer contributions necessary to maintain the Key Executive’s coverage pursuant to the Employer’s benefit plans applicable to the Key Executive for the life insurance, medical and dental benefit coverage, provided the Key Executive continues to make the regular Key Executive contributions, from the date of the Involuntary Termination until the earlier of (i) the expiry of the ensuing thirty (30) month period or (ii) the date on which the Key Executive receives comparable coverage under the plans and programs of a subsequent employer; provided, however, that upon expiration of such continued benefits, the Key Executive shall be further entitled to continued health, dental and vision insurance benefits as required under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), subject to the Key Executive’s timely election of COBRA healthcare continuation coverage;

(d)                                 credit the Key Executive with an additional 30 months of service for the purposes of any pension plan or pension arrangements in which the Key Executive participated or which pertained to the Key Executive immediately prior to such Involuntary Termination or which were in effect on the effective date of the Change in Control, whichever were more beneficial to the Key Executive from the date of the Involuntary Termination until the expiry of the Termination Period.  To the extent that the Employer is prohibited by applicable law from satisfying this covenant, the Employer shall pay to the Key Executive, forthwith after the Change in Control, such amount as may be necessary to provide the Key Executive with equivalent value.  To the extent the applicable pension plan or pension arrangement is a non-qualified, defined benefit pension plan, the Employer shall pay to the Key Executive a lump sum that is actuarially equivalent to the additional months of service, rather than crediting additional months of service within the operation of such plan;

(e)                                  confirm that all stock options held by the Key Executive immediately prior to the Involuntary Termination which have not been exercised by the Key Executive shall continue to be exercisable for the duration of their respective exercise periods.  All Stock Awards, including stock options, not vested on the date of a Change in Control shall vest in accordance with the terms of the applicable equity plan and award agreement;

(f)                                    confirm the continuation of all salary deferral arrangements or agreements then in effect between the Key Executive and the Employer;

(g)                                 if any payment or benefit to or for the benefit of the Key Executive pursuant to the terms of this Agreement, or any other plan of or arrangement or agreement with the Employer or any affiliate of the Employer (referred to as “Total Payments”) is subject to the Excise Tax (as hereinafter defined), the Employer shall pay to the Key Executive an additional amount such that the net amount retained by the Key Executive after deduction of any Excise Tax, and any federal, state and local income and employment tax and Excise Tax imposed upon the additional amount under this paragraph (g), shall be equal to the Total Payments.  The term “Excise Tax” shall mean the tax imposed by Section 4999 of the United States Internal Revenue Code of 1986, as amended (the “Code”), and any similar tax that may hereafter be imposed.

The amount of the payment to the Key Executive under this paragraph (g) shall be estimated by a nationally recognized firm of certified public accounts or employee benefits consultants, based upon the following assumptions:

(i)                                     all payments and benefits to or for the benefit of the Key Executive in connection with a Change in Control of the Employer or termination of the Key Executive’s employment following a Change in Control of the Employer shall be deemed to be “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all “excess parachute payments” shall be deemed to be subject to the Excise Tax except to the extent that, in the opinion of tax counsel selected by the firm so charged with estimating the payment to the Key Executive under this paragraph (g), such payments or benefits are not subject to the Excise Tax; and

(ii)                                  the Key Executive shall be deemed to pay federal, provincial, state and local taxes at the highest marginal rate of taxation for the applicable calendar year.

The Employer shall pay the fees charged by such firm in preparing such estimate.

The estimated amount of the payment due the Key Executive pursuant to this paragraph (g) shall be paid to the Key Executive in a lump sum not later than thirty (30) business days following the delivery of such estimate to the Key Executive and the Employer.  In the event that the amount of the estimated payment is less than the amount actually due to the Key Executive under this paragraph (g), the amount of any such shortfall shall be paid to the Key Executive within ten (10) days after the existence of the shortfall is discovered.

(h)                                 to the extent that any payment under this Agreement is deemed to be deferred compensation subject to the requirements of Section 409A of the Code, the Employer and the Key Executive shall amend this Agreement, as necessary, so that such payments will be made in accordance with the requirements of Section 409A of the Code; provided, however, that, if any payment due to the Key Executive is delayed as a result of Section 409A of the Code, the Key Executive shall be entitled to be paid interest on such amount at an annual rate equal to the prime rate, as published in the Wall Street Journal, plus 2%, in effect as of the Key Executive’s date of termination.  Such delayed payments will be paid at the earliest date permitted under Section 409A of the Code.  Amendment of the Agreement to comply with Section 409A of the Code will not result in the Key Executive being entitled to receive any reduced or enhanced benefit under this Agreement.  Notwithstanding the foregoing, in the event the Key Executive is subjected to income or excise taxes or other penalties under Section 409A of the Code by virtue of any amount due to him, the Employer will pay an additional amount to the Key Executive to make the Key Executive whole for such taxes.  Such additional amount will be paid to the Key Executive not later than the due date of the Key Executive’s tax return for the year in which the tax or penalty is imposed; and

(i)                                     In the event the Key Executive’s Involuntary Termination occurs as a result of death or disability following a Change in Control, the cash payments provided in this Section 3.02 shall be offset by any life insurance, death, or disability benefits payable to the Key Executive during the 30 months following the Involuntary Termination pursuant to a life insurance, death benefit or disability plan maintained by the Employer.

3.03                        Legal Costs

If a dispute arises regarding:

(a)                                  whether or not a Change in Control or an Involuntary Termination has occurred;

(b)                                 the validity, interpretation or enforcement of this Agreement; or

(c)                                  the right of the Key Executive to receive any termination benefits referred to in this Agreement;

the Employer shall reimburse to or at the direction of the Key Executive all reasonable legal fees and expenses incurred by the Key Executive relating to such dispute if the Key Executive prevails in any material respect.

3.04                        Fair and Reasonable

The parties confirm that termination benefits described in Section 3.02 (a) through (i) are fair and reasonable and that the termination benefits as outlined in this Article Three are a reasonable estimate of the damages which will be suffered by the Key Executive in the event of an Involuntary Termination within twenty-four  (24) months following a Change in Control and that such termination benefits shall not be construed as a penalty.

3.05                        No Duty to Mitigate

In the event of an Involuntary Termination within twenty-four (24) months following a Change in Control, the Key Executive shall not be required to mitigate his damages by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Agreement be reduced in any respect if the Key Executive shall not reasonably pursue alternate employment.

3.06        Security for Payments

If a Change in Control is anticipated to occur, the Employer shall forthwith make such arrangements as may, in the view of the Board, be prudent and advisable to assure the ability of the Employer to pay any amounts set forth in Section 3.02, including, without limitation, by arranging for one or more letters of credit, depositing funds in trust or making such other arrangements as then seem appropriate for such purpose.

ARTICLE FOUR — RELEASE

4.01                        Release

As a condition to receiving the termination benefits referred to in Section 3.02 (a) through (i) hereof, the Key Executive shall execute the Release and Indemnity in favor of the Employer in the form attached hereto as Schedule “A”.

4.02                        Rights under Agreement

Section 4.01 shall not apply to any actions, causes of action, claims or demands which the Key Executive may have relating to the failure or the refusal of the Employer to comply with the terms of this Agreement.

ARTICLE FIVE — GENERAL

5.01                        Sections and Headings

The division of this Agreement into Articles and Sections and the insertion of headings are for the convenience of reference only and shall not affect the construction or interpretation of this Agreement.  The terms “this Agreement”, “hereof”, “hereunder” and similar expressions refer to this Agreement and not to any particular Article, Section or other portion hereof and include any agreement or instrument supplemental or ancillary hereto.  Unless something in the subject matter or context is inconsistent therewith, references herein to Articles and Sections are to Articles and Sections of this Agreement.

5.02                        Number

In this Agreement words importing the singular number only shall include the plural and vice versa and words importing the masculine gender shall include the feminine and neuter genders and vice versa and words importing persons shall include individuals, partnerships, associations, trusts, unincorporated organizations and corporations and vice versa.

5.03        Benefit of Agreement

This Agreement shall inure to the benefit of and be binding upon the heirs, executors, administrators and legal personal representatives of the Key Executive and the successors and assigns of the Employer, respectively.  The Employer shall ensure that any Person acquiring legal or beneficial ownership of all or substantially all of the assets of the Employer in a transaction which constitutes a Change in Control pursuant to paragraph (iii) of the definition of “Change in Control” agrees to assume all of the obligations of the Employer under this Agreement, jointly and severally with the Employer.  If the Key Executive dies after becoming entitled to payments made hereunder but before all such payments are made, all remaining payments will be made to the beneficiary designated by the Key Executive pursuant to reasonable procedures established by the Employer, or in the absence thereof, to the estate of the Key Executive.

5.04                        Entire Agreement

This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof, cancels, and supersedes any prior understandings and agreements between the parties hereto with respect thereto.  There are no representations, warranties, forms, conditions, undertakings or collateral agreements, express, implied or statutory between the parties other than as expressly set forth in this Agreement. The Key Executive waives any right to assert a claim based on any pre-contractual representations, negligent or otherwise, made by the Employer.

5.05                        Amendments and Waivers

No amendment to this Agreement shall be valid or binding unless set forth in writing and duly executed by both of the parties hereto.  No waiver of any breach of any provision of this Agreement shall be effective or binding unless made in writing and signed by the party purporting to give the same and, unless otherwise provided in the written waiver, shall be limited to the specific breach waived.

5.06                        No Assignment

This Agreement may not be assigned by the Employer without the written consent of the Key Executive.

5.07        Severability

If any provision in this Agreement is determined to be invalid or unenforceable in whole or in part, such invalidity or unenforceability shall attach only to such provision or part thereof and the remaining part of such provision and all other provisions hereof shall continue in full force and effect.

5.08        Notices

Any demand, notice or other communication (hereinafter in this Section 5.08 referred to as a “Communication”) to be given in connection with this Agreement shall be given in writing and may be given by personal delivery or by registered mail addressed to the recipient as follows:

To the Key Executive:

to the address on file with the Human Resources Department of the Employer

To the Employer:

IPSCO Inc.

650 Warrenville Road, Ste. 500

Lisle, Illinois 60532

Attn: General Counsel

or such other address or individual as may be designated by notice by either party to the other.  Any Communication given by personal delivery shall be conclusively deemed to have been given on the day of actual delivery thereof and, if made or given by registered mail, on the third day, other than a Saturday, Sunday or statutory holiday in Illinois, following the deposit thereof in the mail.  If the party giving any Communication knows or ought reasonably to know of any difficulties with the postal system, which might affect the delivery of mail, any such Communication shall not be mailed but shall be given by personal delivery.

5.09                        Governing Law

This Agreement shall be governed by and construed in accordance with the law of the State of Illinois, without regard to conflicts of law principles.

5.10                        Copy of Agreement; Counterparts

The Key Executive hereby acknowledges receipt of a copy of this Agreement duly signed by the Employer.  The Agreement may be executed in one or more counterparts, all of which together shall constitute but one Agreement.

5.11        Independent Legal Advice

The Key Executive hereby acknowledges that he has had the opportunity to obtain independent legal advice with respect to the Agreement.

IN WITNESS WHEREOF the parties have executed this Agreement as of the day and year first above written.

SIGNED, AND DELIVERED BY

Vicki Lee Avril

in the presence of:

SIGNATURE OF WITNESS	Vicki Lee Avril

IPSCO INC.

Per:

Per:

SCHEDULE “A”

Release and Indemnity

WHEREAS, my employment with IPSCO Inc. or any subsidiary of it was terminated within the meaning of an Agreement dated                           , 20    ;

WHEREAS, I have agreed to accept the termination benefits set out in the Agreement that is attached hereto, less all applicable deductions, and other good and valuable consideration in full settlement of any and all claims I may have relating to my employment with IPSCO or its subsidiary or the termination thereof and the termination of any employment agreement between me and my employer as a consequence thereof;

NOW, THEREFORE, WITNESSETH that in consideration of the terms of settlement outlined above, I hereby release and forever discharge IPSCO Inc. and any corporations associated therewith or related thereto and their respective directors, officers, employees and agents (collectively referred to as the “Releases”) from any and all actions, causes of action, claims and demands arising from my employment with IPSCO Inc. or any corporations associated therewith or related thereto or the termination of that employment, including any claims pursuant to applicable statutes, including any claims for overtime pay, public holiday pay, vacation pay, termination pay, severance pay and pay in lieu of reasonable notice and including any and all actions, causes of action, claims or demands arising under my employment agreement with IPSCO Inc.

FOR THE SAID CONSIDERATION, I further agree not to make any claim or take any proceedings against any other individual, partnership, association, trust, unincorporated organization or corporation with respect to any matters which may have arisen between me and the Releases or any one of them for contribution or indemnity or other relief over; and

FURTHERMORE, for the aforesaid consideration, I hereby agree to indemnify and save harmless the Releases from any and all claims or demands under any applicable income tax, social security or insurance, pension, employment insurance or other similar statute providing for the remittance of amounts to any governmental authority from employment compensation, including any regulations made thereunder and any other statute or regulations, for or in respect of any failure on the part of the Releases to withhold income tax, social security or insurance, pension premiums or employment insurance premiums or benefit overpayments or any other tax, premium, payment or levy from all or any part of the said

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consideration and any interest or penalties relating thereto and any costs or expenses incurred in defending such claims or demands; and

I HEREBY FURTHER DECLARE that I have had the opportunity to seek independent legal advice with respect to the terms of settlement as well as this Release and Indemnity and I fully understand them.  I hereby voluntarily accept the said terms for the purpose of making full and final compromise, adjustment and settlement of all claims as aforesaid.

NOTWITHSTANDING THE FOREGOING, this Release and Indemnity shall not apply to any actions, causes of action, claims or demands which I may have relating to the failure or the refusal of IPSCO Inc. to comply with the terms of the Agreement or this Release and Indemnity.

THIS RELEASE AND INDEMNITY shall be deemed to have been made in and shall be construed in accordance with the laws of Illinois and the laws of Canada applicable therein.

THIS RELEASE AND INDEMNITY shall enure to the benefit of and be binding upon me and the Releases and our respective heirs, executors, administrators and legal personal representatives, successors and assigns.

IN WITNESS WHEREOF I have executed this Release and Indemnity as of the          day of                          , 20   .

SIGNED, AND DELIVERED BY

Vicki Lee Avril

in the presence of:

SIGNATURE OF WITNESS	Vicki Lee Avril

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